EXHIBIT 99.1

VCA Antech, Inc. Reports Second Quarter 2010 Results and Updates Financial Guidance for 2010

  Second quarter revenue increased 2.6% to $353.9 million
  Second quarter diluted earnings per common share was $0.44

LOS ANGELES, July 22, 2010 (GLOBE NEWSWIRE) -- VCA Antech, Inc. (Nasdaq:WOOF), a leading animal healthcare company in the United States, today reported financial results for the second quarter ended June 30, 2010 as follows: revenue increased 2.6% to a second quarter record of $353.9 million; and diluted earnings per common share of $0.44.

For the three and six months ended June 30, 2010 and 2009 diluted earnings per share were $0.44 and $0.81, respectively. The second quarter of 2009 included a non-cash charge of $5.3 million, or $3.2 million after tax, related to the abandonment of an internally developed software project. Excluding this charge, adjusted diluted earnings per share for the three and six months ended June 30, 2009 were $0.48 and $0.85, respectively.

Bob Antin, Chairman and CEO, stated, "We continued to grow revenue during the quarter as a result of acquisitions. However, the economy continues to negatively impact internal revenue growth in both our Animal Hospital and Laboratory business segments. The pace of the economic recovery slowed during the second quarter which impacted both our Animal Hospital and Laboratory business segment's organic growth. We remain optimistic with respect to our ability to grow revenue through acquisitions. On July 1st, we acquired a majority interest in Pet DRx Corporation, which operated 23 animal hospitals in California.

"Animal hospital revenue in the second quarter increased 2.4% to $267.6 million driven by acquisitions made in the past twelve months. The combination of lower margins at acquired animal hospitals, and a decline in same-store margins due to a decline in same-store revenue, has caused our animal hospital gross margin to decrease to 18.3% compared to 20.3% for the comparable prior year quarter, and our animal hospital operating margin to decline to 16.2% compared to 18.2% for the comparable prior year quarter. Our same-store revenue declined by 2.0% and our same-store gross profit margin declined to 18.6% from 20.4%. During the quarter, we acquired seven animal hospitals which had historical combined annual revenue of $9.5 million.

"Laboratory revenue in the second quarter decreased 0.2% to $83.0 million. Internal revenue growth was negative 0.5% driven by a decline in the number of requisitions. Our laboratory gross profit decreased by 50 basis points to 48.9% and our operating margin was down slightly at 41.0%.

"Sound-Eklin revenue in the second quarter increased 42.3% to $14.6 million and gross profit increased 23.3% to $4.3 million. Gross profit margin was 29.8% compared to 34.3% in the prior year primarily due to product mix and the operating margin decreased to 6.4% from 11.0%."

2010 Financial Guidance

We revise our financial guidance as follows:

  Diluted earnings per common share from $1.43 to $1.53.

Our senior term notes are scheduled to mature in 2011, although they are currently scheduled to be refinanced in August, 2010. The guidance above is based on our capital structure before the effect of our debt refinancing, which we expect to have approximately $0.01 to $0.02 negative impact on diluted earnings per common share. Accordingly, the attached Consolidated Balance Sheet reflects these senior-term notes in the current portion of long-term obligations.

Current uncertainty in the economy and the lack of visibility regarding the timing and degree of any recovery in our business sector makes it particularly difficult to predict consumer demand for our services and makes it more likely that our actual results could differ materially from expectations.

Non-GAAP Financial Measures

We believe investors' understanding of our total performance is enhanced by disclosing adjusted operating income, adjusted net income and adjusted diluted earnings per common share. We define these adjusted measures as the reported amounts, adjusted to exclude certain significant items. Adjusted diluted earnings per common share are adjusted net income divided by diluted common shares outstanding.

Management uses adjusted measures because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of related trends. For the three and six months ended June 30, 2009, we adjusted our reported amounts for the non-cash charge of $5.3 million, or $3.2 million after tax, and $0.04 per diluted share related to the abandonment of an internally developed software project.

There is a material limitation associated with the use of these non-GAAP financial measures: our adjusted measures exclude the impact of these significant items, and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.

To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled "Supplemental Operating Data."

Conference Call

We will discuss our company's second quarter 2010 financial results during a conference call today, July 22nd, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call by dialing (877) 280-7473. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our animal hospital and laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including Firehouse Ventures, LLC and Pet DRx Corporation) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2009 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

The VCA Antech, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4252

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Animal hospital	$ 267,595	$ 261,287	$ 514,263	$ 499,645
Laboratory	82,972	83,176	161,152	161,038
Medical technology	14,602	10,263	30,399	19,048
Intercompany	(11,250)	(9,850)	(21,161)	(19,005)
	353,919	344,876	684,653	660,726

Direct costs	260,435	247,528	508,374	481,209
Gross profit:
Animal hospital	49,028	53,133	90,705	96,297
Laboratory	40,556	41,074	77,084	77,105
Medical technology	4,347	3,525	9,178	6,753
Intercompany	(447)	(384)	(688)	(638)
	93,484	97,348	176,279	179,517

Selling, general and administrative expense:
Animal hospital	5,673	5,378	11,260	10,762
Laboratory	6,527	5,644	12,681	11,211
Medical technology	3,404	2,394	6,919	5,206
Corporate	10,915	9,525	21,799	18,679
	26,519	22,941	52,659	45,858

(Gain) loss on sale and disposal of assets	(14)	5,443	11	5,195

Operating income	66,979	68,964	123,609	128,464

Interest expense, net	2,778	5,726	5,945	11,844
Other income	(335)	(20)	(310)	(130)
Income before provision for income taxes	64,536	63,258	117,974	116,750
Provision for income taxes	25,147	24,290	45,653	44,901
Net income	39,389	38,968	72,321	71,849
Net income attributable to noncontrolling interests	1,113	1,223	2,110	2,134
Net income attributable to VCA Antech, Inc.	$ 38,276	$ 37,745	$ 70,211	$ 69,715

Diluted earnings per share	$ 0.44	$ 0.44	$ 0.81	$ 0.81
Shares used for computing diluted earnings per share	87,144	85,937	87,013	85,629

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2010	December 31, 2009

Assets

Current assets:
Cash and cash equivalents	$ 193,757	$ 145,181
Trade accounts receivable, net	53,407	49,186
Inventory	34,088	32,031
Prepaid expenses and other	22,299	27,242
Deferred income taxes	18,966	18,318
Prepaid income taxes	12,093	6,252
Total current assets	334,610	278,210
Property and equipment, net	302,515	289,415
Other assets:
Goodwill	1,006,562	985,674
Other intangible assets, net	42,019	44,280
Deferred financing costs, net	342	581
Other	33,789	29,244
Total assets	$ 1,719,837	$ 1,627,404

Liabilities and Equity

Current liabilities:
Current portion of long-term obligations	$ 508,687	$ 17,195
Accounts payable	28,814	28,326
Accrued payroll and related liabilities	46,372	33,539
Other accrued liabilities	44,873	43,298
Total current liabilities	628,746	122,358
Long-term obligations, less current portion	23,607	527,860
Deferred income taxes	89,329	75,197
Other liabilities	10,747	10,651
VCA Antech, Inc. stockholders' equity:
Common stock	86	86
Additional paid-in capital	340,552	335,114
Retained earnings	610,221	540,010
Accumulated other comprehensive loss	(48)	(163)
Total VCA Antech, Inc. stockholders' equity	950,811	875,047
Noncontrolling interest	16,597	16,291
Total equity	967,408	891,338
Total liabilities and equity	$ 1,719,837	$ 1,627,404

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$ 72,321	$ 71,849
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,706	18,840
Amortization of debt costs	239	241
Provision for uncollectible accounts	3,143	2,936
Net loss on sale and disposal of assets	11	5,195
Share-based compensation	4,066	3,920
Deferred income taxes	10,853	10,944
Excess tax benefit from exercise of stock options	(331)	(154)
Other	(226)	(218)
Changes in operating assets and liabilities:
Accounts receivable	(7,344)	(7,989)
Inventory, prepaid expenses and other assets	(727)	(2,929)
Accounts payable and other accrued liabilities	956	4,357
Accrued payroll and related liabilities	12,656	2,134
Prepaid income taxes	(5,987)	1,073
Net cash provided by operating activities	111,336	110,199
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(20,344)	(28,144)
Real estate acquired in connection with business acquisitions	(1,300)	(3,828)
Property and equipment additions	(27,925)	(25,208)
Proceeds from sale of assets	9	108
Other	(162)	(281)
Net cash used in investing activities	(49,722)	(57,353)
Cash flows from financing activities:
Repayment of debt	(12,859)	(3,899)
Distributions to noncontrolling interest partners	(2,021)	(1,493)
Proceeds from issuance of common stock under stock option plans	3,770	2,895
Repurchase of common stock	(2,253)	(549)
Excess tax benefit from exercise of stock options	331	154
Net cash used in financing activities	(13,032)	(2,892)
Effect of currency exchange rate changes on cash and cash equivalents	(6)	(18)
Increase in cash and cash equivalents	48,576	49,936
Cash and cash equivalents at beginning of period	145,181	88,959
Cash and cash equivalents at end of period	$ 193,757	$ 138,895

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended		Six Months Ended
VCA Antech, Inc., to adjusted net income	June 30,		June 30,
attributable to VCA Antech, Inc.	2010	2009	2010	2009

Net income attributable to VCA Antech, Inc.	$ 38,276	$ 37,745	$ 70,211	$ 69,715
Write-down of internal-use software	--	5,271	--	5,271
Tax benefit from write-down of internal-use software (1)	--	(2,051)	--	(2,051)
Adjusted net income attributable to VCA Antech, Inc.	$ 38,276	$ 40,965	$ 70,211	$ 72,935

(1) The rate used to calculate the tax benefit is the statutory tax rate for the year.

Table #2	Three Months Ended		Six Months Ended
Reconciliation of diluted earnings per share to	June 30,		June 30,
adjusted diluted earnings per share	2010	2009	2010	2009

Diluted earnings per share	$ 0.44	$ 0.44	$ 0.81	$ 0.81
Impact of internal-use software write-down, net of tax	--	0.04	--	0.04
Adjusted diluted earnings per share	$ 0.44	$ 0.48	$ 0.81	$ 0.85
Shares used for computing adjusted diluted earnings per share	87,144	85,937	87,013	85,629

Table #3	Three Months Ended		Six Months Ended
Reconciliation of operating income to adjusted	June 30,		June 30,
operating income	2010	2009	2010	2009

Consolidated operating income	$ 66,979	$ 68,964	$ 123,609	$ 128,464
Write-down of internal-use software	--	5,271	--	5,271
Consolidated adjusted operating income	$ 66,979	$ 74,235	$ 123,609	$ 133,735
Consolidated adjusted operating margin	18.9%	21.5%	18.1%	20.2%

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)
			As of
Table #4			June 30,	December 31,
Selected consolidated balance sheet data			2010	2009

Debt:
Senior term notes			$ 505,448	$ 516,889
Other debt and capital leases			26,846	28,166
Total debt			$ 532,294	$ 545,055

Table #5	Three Months Ended June 30,		Six Months Ended June 30,
Selected expense data	2010	2009	2010	2009

Rent expense	$ 12,378	$ 11,758	$ 24,487	$ 23,167

Depreciation and amortization included in direct costs:
Animal hospital	$ 7,569	$ 6,483	$ 14,848	$ 12,702
Laboratory	2,305	2,278	4,629	4,458
Medical technology	378	199	752	395
Intercompany	(250)	(200)	(490)	(387)
	10,002	$ 8,760	19,739	$ 17,168
Depreciation and amortization included in selling, general and administrative expense	997	928	1,967	1,672
Total depreciation and amortization	$ 10,999	$ 9,688	$ 21,706	$ 18,840

Share-based compensation included in direct costs:
Laboratory	$ 171	$ 150	$ 332	$ 305

Share-based compensation included in selling, general and administrative expense:
Animal hospital	372	360	749	731
Laboratory	326	297	641	598
Medical technology	55	67	132	142
Corporate	1,054	1,070	2,212	2,144
	1,807	1,794	3,734	3,615
Total share-based compensation	$ 1,978	$ 1,944	$ 4,066	$ 3,920
CONTACT:  VCA Antech, Inc.
          Tomas Fuller, Chief Financial Officer
          (310) 571-6505